UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 31, 2017

LAKELAND BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

New Jersey	000-17820	22-2953275
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Oak Ridge Road, Oak Ridge, New Jersey		07438
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (973) 697-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On October 31, 2017, Lakeland Bank (the “Bank”), a wholly-owned subsidiary of Lakeland Bancorp, Inc. (the “Company”), and Fiserv Solutions, LLC (“Fiserv”) executed a Master Agreement (the “Agreement”). Pursuant to the Agreement, Fiserv will provide to the Bank various services which are necessary for the conduct of the Bank’s business, including without limitation implementation, conversion, operational and technical support, development, professional, consulting and training services. The Agreement consolidates the provision of these services to the Bank under one agreement and one vendor.

The initial term of the Agreement will continue for 84 months following the transition of services under the Agreement, which is expected to occur early in the second quarter of 2018, subject to earlier termination by either party under the circumstances set forth in the Agreement. Except upon certain events of default by Fiserv or Fiserv’s bankruptcy or insolvency, termination of all or a portion of the Agreement by the Bank would require that the Bank pay to Fiserv a termination fee. Upon expiration of the initial term, or any subsequent renewal term, the term of the Agreement will automatically renew as provided for in the Agreement, unless either the Bank or Fiserv provides timely notice of non-renewal.

The foregoing brief description of the Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Agreement, which is to be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKELAND BANCORP, INC.

By:	/s/ Timothy J. Matteson
Name:	Timothy J. Matteson
Title:	Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

Dated: November 1, 2017